UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: May 28, 2010
(Date of earliest event reported)

Oragenics, Inc
(Exact name of registrant as specified in its charter)

FL	001-38122	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On May 28, 2010, Oragenics, Inc. (the “Company”) entered into an Unsecured Promissory Note with Conversion Provisions (the Note”) with the Koski Family Limited Partnership (the “KFLP”) pursuant to which Note the Company is borrowing $1,000,000 from the KFLP.  Interest on the Note accrues at the rate of LIBOR plus 6% and the principal of the Note, together with all accrued interest thereon, is due and payable on such date that is the earlier of: (a) the closing date of a registered public offering of newly issued equity securities by the Company resulting in cash proceeds to the Company (other than in connection with employee option plans) or (b) May 27, 2011 (the “Due Date”); provided, however, that in the event the Company completes a private offering of equity securities prior to such Due Date (a “Private Placement”), the Company may at its option, upon five (5) days written notice to the KFLP, elect to convert the principal of the Note, together with all accrued interest thereon, into the same equity securities being sold in the Private Placement at the same price and terms (the “Conversion Securities”) and issue the Conversion Securities to the KFLP. Company directors Christine L. Koski and Robert C. Koski are partners in the KFLP. The issuance of the Note was approved by the disinterested members of  the Company’s Board of Directors.

 Item 3.02    Unregistered  Sales of Equity Securities.

The information set forth in Item 1.01 above relating to the Note is incorporated herein by reference. This Note was issued pursuant to, and in reliance upon, an exemption from registration set forth under Section 4(2) of the Securities Act of 1933 as amended, as this transaction did not involve a public offering.

Item 9.01     Financial Information  and Exhibits.

(d) Exhibits.

Number	Description
1.01	Unsecured Promissory Note with Conversion Provisions dated May 28, 2010.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 28th day of May, 2010.

ORAGENICS, INC. (Registrant)

BY:	/s/ David B. Hirsch
David B. Hirsch
President and Chief Executive Officer